Exhibit 99.1

NEWS RELEASE
MEDIA INQUIRIES: Anna Gamboa Office: 214-891-7693	FOR IMMEDIATE RELEASE April 19, 2016 Email: anna_gamboa@pyroagency.com

Business First Bancshares, Inc. Declares Common Stock Dividend

BATON ROUGE, LOUISIANA – The Board of Directors of Business First Bancshares, Inc., the parent bank holding company of Business First Bank, announced today that it has declared a quarterly dividend of $0.05 cents per share on the outstanding shares of the corporation’s common stock. The dividend is payable on May 16, 2016, to stockholders of record at the close of business on April 29, 2016.

Business First Bancshares reported net earnings of $1,404,000 for the quarter ended March 31, 2016, compared to net earnings of $1,133,000 for the quarter ended March 31, 2015, a year-over-year increase of 23.92%. Earnings per diluted share of common stock was $0.19 for the quarter ended March 31, 2016, compared to $0.20 per share for the quarter ended March 31, 2015.

“This is a big day for us,” said Jude Melville, President and Chief Executive Officer of Business First Bancshares. “I thank our shareholders for their trust and confidence over the past 10 years as we developed a foundation upon which to build a meaningful institution. Initiation of a dividend signifies our staying power as a company, and we look forward to many opportunities to reward shareholders for their investment over the coming years.”

Information about Business First Bancshares, Inc. is available at b1BANK.com.

About Business First Bancshares, Inc.

Business First Bancshares, Inc. is the parent bank holding company for Business First Bank, the largest community bank headquartered in Baton Rouge and one of the top institutions (by size) headquartered in Louisiana. Business First Bank operates 17 offices, including 16 banking centers and one loan production office, in seven markets across Louisiana. Business

First Bank provides commercial and personal banking, treasury management and wealth solutions services to private businesses and their owners, operators, executives and employees. It was chosen as one of American Banker magazine’s Top 40 Banks to Work For in 2014.

Forward-Looking Statements

Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could,” or “intend.” We caution you not to place undue reliance on the forward-looking statements contained in this news release, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this news release.